EXHIBIT 10.3
     FOR VALUE RECEIVED, THE HERTZ CORPORATION, a Delaware corporation (the “Company”), HEREBY PROMISES TO PAY TO FORD HOLDINGS LLC, a Delaware limited liability company (“Ford”), on or before June 10, 2010, the principal amount of One billion, one hundred eighty-five million U.S. dollars (U.S. $1,185,000,000.00) or the aggregate unpaid principal amount thereof, whichever is less, and to pay interest thereon as set forth below.
     1. (a) Subject to paragraph 4 hereof, interest shall be payable quarterly in arrears on March 10, June 10, September 10 and December 10 of each year, beginning September 10, 2005, or upon repayment of the principal hereof. Interest shall accrue on the unpaid principal amount at a rate per annum of LIBOR (as defined below) plus a spread of 200 basis points for each quarterly interest period. Interest shall be calculated on the basis of a 360-day year and twelve 30-day months.
     (b) “LIBOR” means the rate per annum appearing on Page 3750 of the Telerate Service (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Company and Ford for purposes of providing quotations of interest rates applicable to U.S. dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two business days prior to the commencement of any quarterly interest period, as the rate for the offering of U.S. dollar deposits with a maturity of three months. In the event that such rate is not available at such time for any reason, then LIBOR for such quarterly interest period shall be the arithmetic average of the rates at which U.S. dollar deposits of U.S. $5,000,000 and for a three month maturity are offered by the principal London office of up to two lender banks to the Company and Ford, chosen at the option of each of the Company and Ford, in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two business days prior to the commencement of such interest period. In the event that no banks are selected by the Company and Ford or any banks selected by the Company and Ford are not providing quotations in the manner described in the preceding sentence, LIBOR determined as of the applicable interest determination date will be LIBOR in effect on that interest determination date.
     2. The Company shall make all payments of the principal of and interest on this note to Ford’s bank account (Account No. 1011102926) maintained at Comerica Bank, ABA No. 0720 000 96, or such other account as Ford or its permitted assignees may specify. All such principal and interest shall be payable in such coin or currency of the United States as at the time of payment shall be legal tender for payment of public and private debts.
     3. The Company may prepay the principal sum hereunder in whole at any time or in part from time to time. Ford shall acknowledge to the Company promptly in writing all payments of principal and interest.
     4. (a) Notwithstanding any provision to the contrary in this note and so long as the Senior Credit Agreement (as defined below) is in effect, the Company, for itself, its successors and assigns, covenants and agrees, and Ford, for itself, its successors and assigns, by its acceptance hereof likewise covenants and agrees, that this note and the payment of the principal of, interest on, and all other amounts in respect of, this note are hereby expressly and fully subordinated to the prior final payment in full in cash of all secured and unsecured indebtedness of the Company (including indebtedness incurred under the Credit Agreement, dated as of May 26, 2005, between the Company and Hertz Canada Limited as borrowers, the lenders parties thereto, JPMorgan Chase Bank, N.A. as U.S. administrative agent and JPMorgan Chase Bank, N.A., Toronto Branch as Canadian administrative agent, and including all agreements executed and delivered by the Company in connection therewith, in each case as amended, restated, supplemented or otherwise modified and in effect from time to time (the “Senior Credit Agreement”)) other than indebtedness that by its terms is expressed to rank pari passu with or subordinate to this note (“Senior Indebtedness”), and that no payments hereunder shall be made prior to the later of (a) one year after the Stated Maturity (as defined in the Senior Credit Agreement) and (b) December 1, 2006 (the “Permitted Payments Date”), provided that the Company may make any such payments in respect of this note solely to the extent actually paid out of moneys otherwise permitted to be paid pursuant to Section 6.09 of the Senior Credit Agreement. The obligations under this note shall at all times remain unsecured. This paragraph 4 shall be reinstated if at any time any payment of any of the Senior Indebtedness is rescinded or must otherwise be returned by any holder of the Senior Indebtedness.
     (b) Without in any way limiting the generality of the foregoing, at all times prior to the Permitted Payments Date and so long as any Senior Indebtedness shall be outstanding (including, without limitation, upon dissolution, winding up, liquidation or reorganization of the Company (whether in bankruptcy, insolvency or receivership proceedings or upon an assignment for the benefit of creditors or otherwise)):
(i)	the holders of Senior Indebtedness shall first be entitled to receive payment in full before the holder of this note is entitled to receive any payment or distribution of any kind or character on account of this note;

(ii)	any payment or distribution of assets of the Company of any kind or character, whether in cash, property or securities to which the holder of this note would be entitled except for the provisions of this note, shall be paid by the liquidating trustee or agent or other person making such payment or distribution, whether a trustee in bankruptcy, a receiver or liquidating trustee or other trustee or agent, directly to the holders of Senior Indebtedness or their representatives, to the extent necessary to make final payment in full on all Senior Indebtedness of the Company;

(iii)	no amounts owing in respect of this note shall be combined or consolidated, or purported to be combined or consolidated, with any liabilities of the holder of this note to the Company or set-off against any liabilities of the holder of this note to the Company unless all Senior Indebtedness shall have been finally paid in full; and

(iv)	in the event that, notwithstanding the foregoing provisions of this clause (b), any payment or distribution of assets of the Company of any kind or character, whether in cash, property or securities, shall be received by the holder of this note on account of this note before all Senior Indebtedness of the Company is finally paid in full, other than a payment or distribution of the Company paid pursuant to Section 6.09 of the Senior Credit Agreement, such payment or distribution shall be received and held in trust by such holder for and shall be paid over to the holders of Senior Indebtedness or their representatives, for application to the payment of all Senior Indebtedness until such Senior Indebtedness shall have been finally paid in full.

     (c) No right of the holders of Senior Indebtedness to enforce subordination as herein provided shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Company or by any act or failure to act by the holders of Senior Indebtedness, or by any noncompliance by the Company with the terms and provisions of this note, regardless of any knowledge thereof which any such creditor may have or be otherwise charged with. The holders of Senior Indebtedness may, without in any way affecting the rights and interests hereunder of the holder of this note, at any time or from time to time and in their absolute discretion, change the manner, place or terms of payment of, change or extend the time of payment of, or renew or alter, the Senior Indebtedness or amend, modify, or supplement any agreement or instrument governing or evidencing such indebtedness or any other document referred to therein, or exercise or refrain from exercising any other of their rights under the Senior Indebtedness including, without limitation, the waiver of default thereunder, all without notice to or assent from the holder of this note.
     (d) The holder of this note agrees not to initiate, prosecute or encourage any other person to initiate or prosecute any claim, action or other proceeding challenging the validity, legality or enforceability of the Senior Indebtedness or to take any other action prejudicial to or inconsistent with the priority position of the holders of Senior Indebtedness over the holder of this note created hereby (including, without limitation, any action which would hinder, delay or otherwise prevent any holder of Senior Indebtedness from taking any action it deems necessary to enforce its rights).
     (e) The provisions of this paragraph 4 and paragraph 5 below are made for the benefit of the holders of the Senior Indebtedness so long as the Senior Credit Agreement is in effect and any or all of the holders of the Senior Indebtedness may rely on and enforce this note notwithstanding that the holders of the Senior Indebtedness are not parties hereto.
     5. This note may be assigned by Ford to any affiliate of Ford without the consent of the Company, provided that so long as the Senior Credit Agreement is in effect, (i) this note may not be assigned by the holder of this note to any person other than Ford Motor Company or a holding company of the Company that is a subsidiary of Ford Motor Company without the prior written consent of the Initial Lenders (as defined in the Senior Credit Agreement) and (ii) any permitted assignee of this Note shall expressly agree to the provisions of paragraph 4 and paragraph 6.
     6. This note may not be varied, amended or modified except in writing signed by the Company and the holder of this note and, so long as the Senior Credit Agreement is then in effect, with respect to paragraphs 4 and 5 and this paragraph 6, the Initial Lenders.
     7. This note shall be governed by, and construed in accordance with, the laws of the State of New York.

     IN WITNESS WHEREOF, the Company has caused this note to be executed as of the 10th day of June, 2005.

THE HERTZ CORPORATION
By:	/s/ Paul Siracusa
Paul Siracusa
Executive Vice President and Chief Financial Officer